Exhibit 99.1


                             DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

               Denbury Resources Announces Third Quarter Results;
                  2005 Capital Budget and Production Guidance;
                            Hosts Analyst Conference

News Release
Released at 7:30 AM CDT

     DALLAS, October 28, 2004 - Denbury Resources Inc. (NYSE symbol: DNR) ("Denbury" or the "Company") today announced its third quarter 2004 financial and operating results. The Company posted earnings for the quarter of $18.3 million, or $0.33 per common share, as compared to earnings of $15.1 million or $0.28 per common share for the third quarter of 2003, the increase primarily due to higher commodity prices. Net cash flow provided by operations, a GAAP measure, totaled $44.8 million during the third quarter of 2004, less than the $49.8 million recorded during the third quarter of 2003, the decrease primarily related to current income taxes on profits from the sale of the Company's offshore properties completed in July 2004 (see below) partially offset by the benefit from recent higher commodity prices. Adjusted cash flow from operations for the third quarter of 2004 (before changes in assets and liabilities), a non-GAAP measure, totaled $29.7 million, a 35% decrease from the $45.6 million of adjusted cash flow generated in the third quarter of 2003, the decrease primarily relating to the same income taxes on the offshore property sale. (See the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles ("GAAP"), which is a GAAP measure, as opposed to adjusted cash flow, which is a non-GAAP measure).

Impact of Offshore Sale
-----------------------

     On July 20, 2004, the Company closed the sale of Denbury Offshore, Inc., a subsidiary that held Denbury's offshore assets, for $200 million (before adjustments) to Newfield Exploration Company. The sale price was based on the asset value of the offshore assets as of April 1, 2004, which means that the net revenue and expenses from these properties which the Company received between April 1st and closing, as well as expenses of the sale and other contractual adjustments, reduced the purchase price to approximately $187 million. The Company's third quarter results include 1,885 BOE/d of production for the first 19 days of July relating to the offshore properties sold to Newfield, generating approximately $5.3 million of net operating revenue (revenue less operating expenses). During the third quarter, Denbury also recorded approximately $18.0 million of current income taxes relating to the offshore sale, and paid approximately $1.4 million of severance pay related to the sale in addition to approximately $1.0 million paid during the first six months of 2004.

     On a pro forma basis, excluding the impact of the offshore operations during the third quarter of 2004 as outlined above, third quarter 2004 net income is estimated to be $15.5 million, with adjusted cash flow from operations of $43.8 million.

Production
----------

     Production for the third quarter, excluding the offshore production outlined above, was 27,772 BOE/d, just slightly higher than production during the prior quarter and 7% higher than the average of 25,930 BOE/d produced during the third quarter of 2003 (excluding any offshore production for both comparative periods). Oil production from the Company's tertiary operations increased 6% over levels in the prior quarter and increased 65% when compared to third quarter 2003 tertiary production, averaging 6,967 Bbls/d in the third quarter of 2004, primarily as a result of production increases at Mallalieu and McComb Fields. Natural gas production increased in the Barnett Shale as a result of recent drilling activity, increasing from approximately 1.5 MMcf/d in the third quarter of 2003 to approximately 3.9 MMcf/d in the 2004 quarter. Partially offsetting these increases were declines in onshore Louisiana production resulting from natural field depletion, the single largest factor being expected depletion at Thornwell Field, onshore Louisiana, which declined approximately 1,400 BOE/d from first quarter 2004 production levels.

Third Quarter 2004 Financial Results
------------------------------------

     The Company's net income declined from second quarter 2004 levels, as higher commodity prices were more than offset by the loss of offshore production and its net operating income. Payments on the Company's commodity hedges continued to be a significant outflow, totaling $22.2 million for the third quarter of 2004, and hedge payments are expected to be even higher in the fourth quarter of 2004, after which time they will drop significantly, as most of the out-of-the-money hedges expire by the end of this year. Depreciation and amortization expense declined approximately $0.84 per BOE from the second quarter of 2004 primarily as a result of proceeds from the offshore sale being credited to the Company's full cost pool. When comparing the respective third quarters of 2003 and 2004, higher commodity prices in the 2004 period more than offset lower production, resulting in a 21% increase in net income in the 2004 period.

     Operating expenses decreased slightly to $7.25 per BOE in the third quarter of 2004 as compared to $7.35 per BOE in the third quarter of 2003, primarily because there were no significant or unusual workover expenses in the 2004 period. Expenses remained at relatively high levels because of increased activity and emphasis on tertiary operations (with their higher operating costs), higher energy costs to operate the properties, and general cost inflation in the industry. Production taxes increased in the third quarter of 2004 along with increased commodity prices.

     General and administrative expenses increased, averaging $2.27 per BOE in the third quarter of 2004, up from $1.13 per BOE in the prior year's third quarter. Lower production as a result of the offshore sale caused a significant increase in per BOE amounts, as did approximately $1.4 million of severance costs related to the offshore property sale. The Company's general and administrative costs have also risen in order to comply with the requirements of the Sarbanes-Oxley Act.

     Interest expense decreased on a gross and per BOE basis as a result of lower overall interest rates, primarily related to the subordinated debt refinancing in 2003, and lower average debt levels as a result of the $50 million reduction in debt during 2003 and $85 million of bank debt paid off in July 2004 with the proceeds from the offshore sale.

     Depreciation, depletion and amortization expense ("DD&A") decreased in the third quarter of 2004 to $7.62 per BOE, down from $8.46 per BOE in the prior quarter, as a result of the offshore sale, the proceeds of which were credited to the full cost pool. The DD&A rate in the most recent quarter was still slightly higher than the third quarter of 2003 rate, primarily as a result of the higher percentage of expenditures spent on offshore properties during 2003 and the first half of 2004, which typically have a higher finding and development cost per BOE.

     The Company recognized a current income tax expense of $18.9 million in the third quarter of 2004 related to state income taxes and alternative minimum taxes resulting primarily from the offshore sale, which taxes cannot be offset by the Company's regular tax net loss carryforwards or enhanced oil recovery credits, partially offset by a deferred tax benefit of $11.1 million.

Outlook
-------

     Denbury's 2004 development and exploration budget is currently $213 million. Denbury's total current debt is $225 million, with no amounts outstanding under its $200 million bank borrowing base, and with approximately $70 million of cash remaining from the offshore sale. The Company plans to invest this cash over the next one to two years on property acquisitions, particularly properties that have future tertiary potential, some of which could be new core properties for additional phases of tertiary operations. The Company is leaving its earlier 2004 fourth quarter production forecast unchanged, anticipating a quarterly average of between 28,000 and 28,500 BOE/d.

     The Company has tentatively set its 2005 development and exploration expenditure budget at $260 million, excluding any potential acquisitions. Approximately 55% to 60% of the budget will be spent on projects relating to the Company's tertiary recovery (CO2) projects, which includes additional drilling and development at the CO2 source fields (Jackson Dome), additional development of the Brookhaven, Mallalieu, McComb and Smithdale Fields in southwestern Mississippi, and the commencement of work on three oil fields in East Mississippi in anticipation of the new CO2 pipeline to East Mississippi scheduled to be completed by mid-2006. The cost of the new CO2 pipeline is not included in the $260 million budget, as the Company currently expects to finance this pipeline through project financing and effectively pay for the pipeline over time. The current estimated cost for the pipeline is approximately $45 million. Approximately 10% of the 2005 budget is being allocated to each of the remaining two core areas of onshore Louisiana and eastern Mississippi and about 10% to 15% to the Barnett Shale. Approximately 10% of the budget relates to exploratory projects, primarily natural gas targets onshore Louisiana.

     Based on this capital budget program, the Company anticipates that its production for 2005 will be in the range of 30,500 BOE/d, plus or minus 10% higher than the Company's third quarter 2004 production levels excluding offshore production during the quarter. The Company's production from its tertiary CO2 projects during 2005 is expected to increase between 45% and 50%, from an anticipated 2004 average of approximately 6,800 BOE/d to a projected 2005 average of approximately 10,000 BOE/d. The 2005 production forecast excludes any anticipated production from our successful well at High Island A-6 as this property may be sold.

     Gareth Roberts, Chief Executive Officer, said: "We are aggressively expanding our core tertiary operations by accelerating our first two phases of tertiary development in Southwest and East Mississippi and by actively pursuing additional properties for subsequent phases. We plan to continue the expansion and development of our CO2 reserve and production capacity in 2005 by drilling four additional CO2 wells, two of which are expected to add additional CO2 reserves. Next year, we are also stepping up our activity in the Barnett Shale, with 25 horizontal wells scheduled for 2005. The net result is a projected +/- 10% increase in overall production, all from internal organic growth. We believe that we can continue this rate of growth for several years without acquisitions, an enviable position in our industry. In addition, with our strong balance sheet and cash position, we have plenty of capital to pursue acquisitions that could further increase our inventory of projects and growth potential. With current strong oil prices and our strategic position in the Mississippi area with our tertiary operations, we believe we are ideally positioned for the future."

Conference Call
---------------

     The public is invited to listen to the Company's conference call set for today, October 28, 2004, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www. denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one week by dialing 888-203-1112 or 719-457-0820.

Analyst Conference
------------------

     Denbury Resources Inc. (NYSE symbol: DNR), announced today that several members of Denbury's management are hosting a conference in New Orleans for analysts on November 4th and 5th, 2004 where they will be presenting specific operational and financial updates. The slide presentation that will be presented to the analysts will be available on Denbury's website, www.denbury.com, beginning on November 4 and will include updated operational and comparative financial data and an in-depth review of the Company's significant properties. The main presentation will be webcast on November 4th and available on www.denbury.com and will be archived on our web site for approximately 30 days thereafter. To date, approximately 50 buy and sell-side analysts and several asset managers have signed up for the presentations. Registration is ongoing and can be made through the contact numbers below.

Financial and Statistical Data Tables
-------------------------------------

     Following are financial highlights for the comparative three and nine month periods ended September 30, 2004 and 2003. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted at 6:1.

THIRD QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

                                                                    Three Months Ended
                                                                       September 30,
                                                         ------------------------------------------       Percentage
                                                                2004                  2003                  Change
                                                         --------------------  --------------------     ---------------

Revenues:
  Oil sales                                                           68,144                44,863                 52%
  Gas sales                                                           34,924                43,933                -21%
  CO2 sales and transportation fees                                    1,681                 2,238                -25%
  Loss on settlements of derivative contracts                        (22,243)              (12,031)                85%
  Interest and other income                                              664                   387                 72%
                                                         --------------------  --------------------
    Total revenues                                                    83,170                79,390                  5%
                                                         --------------------  --------------------

Expenses:
  Lease operating expenses                                            19,781                22,400                -12%
  Production taxes and marketing expense                               4,900                 3,761                 30%
  CO2 operating costs                                                    255                   602                -58%
  General and administrative                                           6,197                 3,445                 80%
  Interest                                                             4,768                 5,358                -11%
  Depletion, depreciation and accretion                               20,780                22,566                 -8%
  Amortization of derivative contracts and
   other non-cash hedging adjustments                                    383                (1,441)              >100%
                                                         --------------------  --------------------
      Total expenses                                                  57,064                56,691                  1%
                                                         --------------------  --------------------

Income before income taxes                                            26,106                22,699                 15%

Income tax provision (benefit)
  Current income taxes                                                18,949                (1,514)              >100%
  Deferred income taxes                                              (11,117)                9,064               >100%
                                                         --------------------  --------------------

NET INCOME                                                            18,274                15,149                 21%
                                                         ====================  ====================

Net income per common share:
  Basic                                                                 0.33                  0.28                 18%
  Diluted                                                               0.32                  0.27                 19%

Weighted average common shares:
  Basic                                                               55,085                54,014                  2%
  Diluted                                                             57,549                55,718                  3%

Production (daily - net of royalties)
  Oil (barrels)                                                       19,206                18,051                  6%
  Gas (mcf)                                                           62,708                90,393                -31%
  BOE (6:1)                                                           29,657                33,116                -10%

Unit sales price (including hedges)
  Oil (per barrel)                                                     28.25                 24.60                 15%
  Gas (per mcf)                                                         5.36                  4.32                 24%

Unit sales price (excluding hedges)
  Oil (per barrel)                                                     38.57                 27.01                 43%
  Gas (per mcf)                                                         6.05                  5.28                 15%

                                                                       Three Months Ended
                                                                          September 30,
                                                            -----------------------------------------       Percentage
                                                                   2004                  2003                 Change
                                                            --------------------  -------------------     --------------


Non-GAAP Financial Measure (1)
Adjusted cash flow from
  operations (non-GAAP measure)                                            29,747               45,611               -35%
Net change in assets and liabilities relating to
  operations                                                               15,019                4,178              >100%
                                                              --------------------  -------------------
Cash flow from operations (GAAP measure)                                   44,766               49,789               -10%
                                                              ====================  ===================

Oil & gas capital investments                                              37,644               39,251                -4%
CO2 capital investments                                                    15,825                2,635              >100%
Proceeds from sales of oil and gas properties                             187,133                1,174              >100%

BOE data (6:1)
  Oil and natural gas revenue                                               37.78                29.14                30%
  Loss on settlements of derivative contracts                               (8.15)               (3.95)             >100%
  Lease operating costs                                                     (7.25)               (7.35)               -1%
  Production taxes and marketing expense                                    (1.80)               (1.23)               46%
                                                              --------------------  -------------------
    Production netback                                                      20.58                16.61                24%
  CO2 operating cash flow                                                    0.55                 0.54                 2%
  General and administrative                                                (2.27)               (1.13)             >100%
  Net cash interest expense                                                 (1.49)               (1.55)               -4%
  Current income taxes and other                                            (6.46)                0.50              >100%
  Changes in asset and liabilities relating to operations                    5.50                 1.37              >100%
                                                              --------------------  -------------------
    Cash flow from operations                                               16.41                16.34                 0%
                                                              ====================  ===================

(1) See "Non-GAAP Measures" at the end of this report.

NINE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

                                                                     Nine Months Ended
                                                                       September 30,
                                                         ------------------------------------------       Percentage
                                                                2004                  2003                  Change
                                                         --------------------  --------------------     ---------------
Revenues:
  Oil sales                                                          181,198               140,998                 29%
  Gas sales                                                          151,177               154,274                 -2%
  CO2 sales and transportation fees                                    4,622                 6,872                -33%
  Loss on settlements of derivative contracts                        (54,750)              (53,072)                 3%
  Interest and other income                                            1,422                   989                 44%
                                                         --------------------  --------------------
    Total revenues                                                   283,669               250,061                 13%
                                                         --------------------  --------------------

Expenses:
  Lease operating expenses                                            66,839                67,850                 -1%
  Production taxes and marketing expense                              13,481                11,124                 21%
  CO2 operating costs                                                    608                 1,453                -58%
  General and administrative                                          15,123                10,612                 43%
  Interest                                                            14,917                18,046                -17%
  Loss on early retirement of debt                                         -                17,629               -100%
  Depletion, depreciation and accretion                               76,265                69,249                 10%
  Amortization of derivative contracts and
   other non-cash hedging adjustments                                  8,347                (3,702)              >100%
                                                         --------------------  --------------------
      Total expenses                                                 195,580               192,261                  2%
                                                         --------------------  --------------------

Income before income taxes                                            88,089                57,800                 52%

Income tax provision
  Current income taxes                                                22,045                   123              > 100%
  Deferred income taxes                                                6,077                18,946                -68%
                                                         --------------------  --------------------

Income before cumulative effect of change
  in accounting principle                                             59,967                38,731                 55%

Cumulative effect of change in accounting
  principle, net of income taxes of $1,600                                 -                 2,612               -100%
                                                         --------------------  --------------------

NET INCOME                                                            59,967                41,343                 45%
                                                         ====================  ====================

Net income per common share - basic:
  Income before cumulative effect of change
    in accounting principle                                             1.10                  0.72                 53%
  Cumulative effect of change in accounting
    principle                                                              -                  0.05               -100%
                                                         --------------------  --------------------
    Net income per common share - basic                                 1.10                  0.77                 43%
                                                         ====================  ====================

Net income per common share - diluted:
  Income before cumulative effect of change
    in accounting principle                                             1.05                  0.70                 50%
  Cumulative effect of change in accounting
    principle                                                              -                  0.05               -100%
                                                         --------------------  --------------------
    Net income per common share - diluted                               1.05                  0.75                 40%
                                                         ====================  ====================

                                                                         Nine Months Ended
                                                                           September 30,
                                                           ------------------------------------------       Percentage
                                                                  2004                  2003                  Change
                                                           --------------------  --------------------     --------------

Weighted average common shares:
  Basic                                                                 54,740                53,824                 2%
  Diluted                                                               57,020                55,375                 3%

Production (daily - net of royalties)
  Oil (barrels)                                                         19,114                18,852                 1%
  Gas (mcf)                                                             91,028                95,341                -5%
  BOE (6:1)                                                             34,285                34,742                -1%

Unit sales price (including hedges)
  Oil (per barrel)                                                       26.58                 24.41                 9%
  Gas (per mcf)                                                           5.55                  4.48                24%

Unit sales price (excluding hedges)
  Oil (per barrel)                                                       34.60                 27.40                26%
  Gas (per mcf)                                                           6.06                  5.93                 2%

Non-GAAP Financial Measure: (1)
Adjusted cash flow from
  operations (non-GAAP measure)                                        151,721               141,966                 7%
Net change in assets and liabilities relating to
  operations                                                              (750)                3,874              >100%
                                                           --------------------  --------------------
Cash flow from operations (GAAP measure)                               150,971               145,840                 4%
                                                           ====================  ====================

Oil & gas capital investments                                          129,606               119,584                 8%
CO2 capital investments                                                 42,966                16,008              >100%
Proceeds from sales of oil and gas properties                          188,279                29,328              >100%

Cash and cash equivalents                                               93,142                28,108              >100%
Short-term investments                                                  31,955                     -                N/A
Total assets                                                           991,709               942,558                 5%
Total long-term debt (excluding discount)                              225,000               329,000               -32%
Total stockholders' equity                                             500,630               410,386                22%

BOE data (6:1)
  Oil and natural gas revenue                                            35.38                 31.13                14%
  Loss on settlements of derivative contracts                            (5.83)                (5.60)                4%
  Lease operating costs                                                  (7.11)                (7.15)               -1%
  Production taxes and marketing expense                                 (1.44)                (1.17)               23%
                                                           --------------------  --------------------
    Production netback                                                   21.00                 17.21                22%
  CO2 operating cash flow                                                 0.43                  0.57               -25%
  General and administrative                                             (1.61)                (1.12)               44%
  Net cash interest expense                                              (1.39)                (1.69)              -18%
  Current income taxes and other                                         (2.28)                    -                N/A
  Changes in asset and liabilities relating to operations                (0.08)                 0.40              >100%
                                                           --------------------  --------------------
        Cash flow from operations                                        16.07                 15.37                 5%
                                                           ====================  ====================

(1) See "Non-GAAP Measures" at the end of this report.

Denbury CEO adopts 10b5-1 plan
------------------------------

     In September 2004, Ashley Petroleum Inc., a corporation controlled by Mr. Gareth Roberts, Denbury's President and CEO, entered into a 10b5-1 plan pursuant to which it will sell up to 60,000 shares of common stock over the next twelve months, subject to minimum price restrictions, commencing in November 2004. Ashley Petroleum Inc. currently owns a total of 138,330 shares of common stock. Mr. Roberts currently controls approximately 955,730 shares of common stock, including 261,885 shares related to vested and unvested stock options, 138,330 shares owned by Ashley Petroleum Inc. and 235,000 shares of unvested restricted stock.

Non-GAAP Measures
-----------------

     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company's Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Operating Results" in our latest Form 10-Q or Form 10-K.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of carbon dioxide used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in onshore Louisiana. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices, including secondary and tertiary recovery operations.

     This press release, other than historical financial information, contains forward looking statements that involve risks such as those involved in drilling activity and those due to price volatility, and uncertainties as to drilling results, proved reserves, production levels, commodity prices, and financial results as detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. These reports are incorporated by reference as though fully set forth herein. These statements are based on assumptions concerning commodity prices, existing market conditions, scheduling, drilling and completion results and costs and engineering assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

                        For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000 www.denbury.com